EXHIBIT 12.1
Oncothyreon Inc. and Consolidated Subsidiaries
Computation of Deficiency in the Coverage of Fixed Charges by Earnings Before Fixed Charges

	Years Ended December 31,
	2010	2009	2008	2007	2006
	(in thousands)
Earnings before fixed charges:
Income(loss) from continuing operations before income taxes, minority interest and income/(loss) from equity investees	$(15,818)	$(17,019)	$7,422	$(20,340)	$(36,856)
Add fixed charges	145	174	38	29	37
Add amortization of capitalized interest	—	—	—	—	—
Add distributed income of equity investees	—	—	—	—	—
Subtract capitalized interest	—	—	—	—	—

Income(loss) before fixed charges	$(15,673)	$(16,845)	$7,460	$(20,311)	$(36,819)

Fixed charges:
Interest expense	$—	$—	$7	$6	$4
Amortization of debt expense	—	—	—	—	—
Estimate of interest expense within rental expense	145	174	31	23	33
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	—

Total fixed charges	$145	$174	$38	$29	$37

Sufficiency(deficiency) of earnings available to cover fixed charges	$(15,818)	$(17,019)	$7,422	$(20,340)	$(36,856)